Exhibit 10.14

GLYCOMIMETICS, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of GlycoMimetics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service.  This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
	a.	All Eligible Directors: $40,000
	b.	Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.	Annual Committee (Non-Chair) Member Service Retainer:
	a.	Member of the Audit Committee: $9,000
	b.	Member of the Compensation Committee: $6,000
	c.	Member of the Nominating and Corporate Governance Committee: $4,500

3.	Annual Committee Chair Service Retainer:
	a.	Chair of the Audit Committee: $18,000
	b.	Chair of the Compensation Committee: $12,000
	c.	Chair of the Nominating and Corporate Governance Committee: $9,000

Equity Compensation

The equity compensation set forth below will be granted under the GlycoMimetics, Inc. 2013 Equity Incentive Plan (the “Plan”). Any stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.Initial Grant: On the date of an Eligible Director’s initial election to the Board (or if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 42,000 shares of Common Stock.  The shares subject to each stock option will vest in three equal installments on the first, second and third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) at each vesting date.

2.Annual Grant: On the date of each annual stockholder meeting of the Company, each Eligible Director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 21,000 shares of Common Stock (or an equivalent award of equity in such form as the Board or Compensation Committee of the Board shall determine). The shares subject to each stock option or other equity award granted hereunder will vest in full on the first anniversary of the applicable annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) as of such vesting date.